Exhibit 10.11

CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 24b-2

Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.

Bach Enterprises
2777 Lynx Lane
Kingsley, Michigan 49649

July 10th, 2006

Aurora Oil & Gas Corporation
Attn: William Deneau
4110 Copper Ridge Drive
Suite 100
Traverse City, MI 49684

Re:	Purchase of Certain Assets

Dear Mr. Deneau:

This letter indicates the binding agreement of Aurora Oil & Gas Corporation ("AOG"), or its wholly owned subsidiary ("Buyer"), to purchase all of the assets held by Bach Enterprises, Inc. ("Company") (including certain assets used by the Company but owned by Bach Energy LLC ("Energy")). Richard and Robin Bach (collectively, "Stockholders") agree to cause. Company to carry out the terms and conditions contained in this letter of intent ("Letter of Intent").

1.
Form. Stockholders will cause Company to transfer its assets into Buyer or Buyer's designated wholly owned subsidiary in the form of a tax-deferred exchange pursuant to 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended.

2.
Assets Involved & Liabilities Assumed. Prior to the asset transfers to Buyer, Stockholders will transfer to Company all of Stockholders' interest in all intellectual property previously developed by them, and will transfer the assets set forth on the attached Exhibit A, which are held by Energy (which includes certain equipment, intellectual property, and majority interests in certain oil and natural gas assets described on Exhibit B). In addition to the assets on Exhibit B, the assets of Company to be transferred to Buyer shall include the Company's assets listed on Exhibit C. Buyer shall assume no liabilities other than trade payables and other liabilities disclosed on Company's financial statements or the attached Exhibit D.

3.
Oil & Gas Working Interests. Energy will retain its working interest in producing properties. As to undeveloped leasehold (prospects), Energy will assign to Company all of its working interest in each lease, reserving an overriding royalty interest in each lease equal to .5 x (.20 - existing lease burdens). The reserved overriding royalty interest shall bear the same production and post-production costs as the lessor's royalty in the oil and gas lease(s) from which the overriding royalty interest is derived. Company will bear a 3% carried working interest (at 80% nri in favor of third parties) to the tanks (if oil) or to the meter (if gas). Company can then recoup out of production attributable to the carried working interest the costs from total depth to the tanks or meter, as the case may be. The stated carried working interest shall be owned by a certain third party as to 2%, and another third party as to 1%. Energy shall also have the right to participate to the extent of up to an undivided 10% working interest at cost in any wells drilled by Aurora on the leasehold assigned, subject to its proportionate share of the carried working interests in favor of third parties. Company's interests, as assigned from Energy to Company per the above, shall be transferred as part of the assets transferred to Buyer's subsidiary at the closing.

4.
RB Investment LLC. RB Investments LLC, which is controlled by Stockholders, shall convey to Company prior to the closing all membership interests in Aurora Antrim North, LLC and Aurora Holdings, L.L.C. claimed by RB Investments, LLC, a Michigan limited liability company. Such LLC interests shall be part of the assets transferred by Company to Buyer.

5.
Purchase Price. The purchase price will be $4.7 million worth of AOG stock, plus $765,000 of cash. The number of AOG shares to be transferred at closing shall be based on a per share price equal to the average of the AMEX daily closing prices for the 30-day calendar period immediately preceding (and: not: including) the day of closing. The purchase price shall be allocated as follows:

AOG Stock:	4,700,000

		3,850,000	Bach Enterprise corporation value

		250,000	intellectual property

		600,000	oil and gas interests from Bach Energy added

		4,700,000	TOTAL—for Bach Enterprises and certain assets in Bach Energy

Cash at closing:	765,000	400,000	salary down payment

		100,000	covenant not to compete payments

		200,000	oil & gas interests purchased for cash

		65,000	based on $450,000 value of real estate less $385,000 of debt

TOTAL OF ABOVE:	5,465,000

***	***

6.
AOG Stock. The AOG stock to be transferred at closing will be unregistered, unrestricted stock that is subject to Rule 144 trading limitations. There will be a one-year lock-up period for the AOG stock transferred at closing, during which time the AOG stock may not be sold (however, this lock-up period will not prohibit Stockholders from selling any shares in Buyer that were previously acquired and Stockholders shall not be subject to Rule 144 limitations for their previously acquired stock).

7.	Closing Date. Closing shall occur within 90 days of this letter.

8.
Employment. Each of Stockholders will become employees of Buyer's subsidiary (with performance guaranteed by Buyer) and will enter into employment agreements having five-year terms. The total salary to be paid to each of the Stockholders over the five-year term shall be at least ***. Neither Stockholder's employment may be terminated without just cause. In the event of a termination without just cause, 75% of the compensation due for the remainder of the employment term will be due and payable as liquidated damages. Stockholders will be eligible to receive and included in the stock options pool for Buyer's current key employees.

9.	Employee Bonuses. Bonus opportunities will be discussed by the parties after the closing.

10.
Covenant Not to Compete; Confidential Information. Stockholders will agree not to compete anywhere in the United States during their employment and for a period of one year following the termination of their employment; provided, however, Stockholders shall not compete during the remaining term of their employment agreement, plus one year, if Buyer pays the liquidated damages indicated in Section 8 following Buyer's termination without cause. Stockholders will agree not to use any confidential information regarding Company and Buyer. In exchange for the covenants not to compete and in addition to payment of the Price as stated above, each Seller shall be paid $***.

11.
Confidentiality Information. Prior to closing, Buyer and its agents will keep all information which is proprietary to Stockholders or Company confidential ("Confidential Information") and shall refrain from disclosing such without the prior written approval of Stockholders. In the event this agreement is breached and the closing does not occur, Buyer will, upon Stockholders' request, return to Stockholders or destroy all copies of documents within Buyer's possession or control containing information Stockholders have provided to Buyer. The confidentiality obligations contained herein will not be deemed to restrict the use and/or disclosure by Buyer of any information that is or becomes publicly known or within the public domain without the breach of this Letter of Intent by Buyer or that is required by any court or governmental agency or authority. Without limiting its remedies, Stockholders are expressly granted a right to enforce the confidentiality obligation contained in this paragraph by injunctive relief.

12.
Costs and Expenses. Each party will bear its own costs and expenses in connection with the proposed transactions, including without limitation, the costs of their respective legal counsel, brokers, accountants, engineers, and other professional advisors.

13.	Governing Law. The purchases contemplated herein and all related documents shall be governed by and enforced under Michigan law.

14.
Due Diligence. Buyer shall have a period of 60 days to conduct its due diligence; provided, however, Buyer shall be required to close unless Buyer discovers information during its due diligence period that materially and adversely affects the value of the Company or if Buyer discovers liens other than Company's bank debt and business lines of credit. An item (or items cumulatively) shall be considered material if it exceeds 5% of the purchase price indicated in Section 5. During the 60-day due diligence period, Buyer may send representatives to Company's place of business and Stockholders shall provide and make available to Buyer's representatives all existing documentation reasonably requested by Buyer. If Buyer discovers an item (or items) it considers as material, it shall give Stockholders written notice of such items and allow the Stockholders. or the Company a period of 30 days to remedy the item(s); Buyer shall close if the item is remedied or eliminated.

15.
Representations & Warranties. Stockholders shall represent that the assets are free and clear of liens except for disclosed bank debt and trade payables, that the assets can be freely transferred, that the obligations are binding on the. Stockholders and the Company, that there is proper corporate authority, that the business has been conducted in compliance with laws, and that there is no pending or threatened proceedings. Buyer shall otherwise acquire the Company's assets in an "as is - where is" condition. A brief Asset Purchase Agreement shall be prepared consistent with this Section; it shall be prepared within 30 days of the last party signing this letter.

16.
Real Estate. Buyer shall acquire from Stockholders (and their co-owner) the limited liability company known as Kingsley Development LLC ("Kingsley"), which holds the office used by the Company. The price for the real estate shall be the portion of the purchase price indicated in Section 4 above plus assumption of the mortgage against the real estate. Title to the real estate shall effectively be conveyed by transferring the LLC membership interests in Kingsley to Buyer. Stockholders represent that they own voting control of Kingsley and have authority to cause the transfer of the real estate held by Kingsley in the event the third LLC member of Kingsley will not agree to convey his LLC interest.

Once signed, this Letter of Intent is binding on and constitutes the agreement of the parties. This Letter of Intent is intended to impose an obligation on Stockholders and Buyer to bargain in good faith to the extent necessary to agree to further details of the transaction.

Please indicate your agreement with the Letter of Intent by signing below. This Letter of Intent may be signed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one instrument. Buyer's signature hereto shall mean that Buyer's board of directors has consented to the terms herein or that the board has delegated authority to effectuate this transaction, pursuant to the terms hereof, to the corporate officers signing this letter agreement on behalf of Buyer.

Very truly yours, /s/ Richard G. Bach Richard G. Bach	/s/ Robert W. Bach Robin W. Bach

Accepted and agreed to on July 10th , 2006.

Aurora Oil & Gas Corporation

By:	/s/ William W. Deneau
William W. Deneau, its President